EXHIBIT 4.2

Form of Series B Note due 2018

AGL Capital Corporation

Series B Senior Note Due [__________], 2018

No. [_____][Date]
$[_______]PPN _________

For Value Received, the undersigned, AGL Capital Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Nevada hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [___________], 2018 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Interest Rate per annum from the date hereof, payable on each Interest Payment Date and at maturity, until the principal hereof shall have become due and payable, and (b) to the extent permitted by applicable law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at the applicable Default Rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of August 31, 2011 (as from time to time amended, modified, supplemented, restated and/or replaced from time to time, the “Note Purchase Agreement”), between the, Company, AGL Resources Inc. and the respective Purchasers named therein and is entitled to the benefits thereof.  Each subsequent holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.5 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Guaranty contained in Section 22 of the Note Purchase Agreement, AGL Resources Inc. has absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note all as more fully set forth in said Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AGL Capital Corporation

By
Name:
Title:

Security Guaranty

AGL Resources Inc. irrevocably and unconditionally guarantees the Obligations of AGL Capital Corporation, a Nevada corporation (the “Company”), under this Note including that the principal of, premium, if any, and interest on this Note shall be promptly paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise.

The obligations of AGL Resources Inc. pursuant to this Security Guaranty are expressly set forth in Section 22 of the Note Purchase Agreement, and reference is hereby made thereto for the precise terms of this Security Guaranty.

No stockholder, employee, officer, director or incorporator, as such, past, present or future, of AGL Resources Inc. shall have any liability under this Security Guaranty by reason of his or its status as such stockholder, employee, officer, director or incorporator.

THE TERMS OF SECTION 22 OF THE NOTE PURCHASE AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Note Purchase Agreement unless otherwise indicated.

AGL Resources Inc.

By
Name:
Title: